EXHIBIT 99.2

                 Travis Boats Reports Third Quarter Fiscal 2003
                     Results and Update on Key Initiatives

AUSTIN, Texas, Aug 4, 2003 /PRNewswire-FirstCall via COMTEX/ --

Travis Boats & Motors, Inc. (Nasdaq: TRVS) today reported the results of operations for its third quarter of fiscal 2003 and the nine month period ended June 30, 2003 and provided an update on several key initiatives on operations and financing.

Results of Operations

Net sales were $53,129,000 for the quarter ended June 30, 2003, compared to net sales of $67,825,000 for the same quarter of the prior fiscal year. The decline in net sales is related to operating fewer stores, a decline in comparable store sales and the decline in average retail prices due to the aggressive sell-through of non-current inventory as outlined in the business plan strategies implemented in March 2003 and discussed below. Comparable store sales declined 16.5% (30 stores in base) for the quarter ended June 30, 2003. For the nine month period ended June 30, 2003 net sales totaled $109,149,000, compared to net sales of $135,879,000 for the nine months ended June 30, 2002. Comparable store sales declined 15.2% (30 stores in base) for the nine months ended June 30, 2003. The Company had 30 and 35 stores in operation on June 30, 2003 and 2002, respectively, which accounted for approximately $4,600,000 and $8,200,000 of the decline in net sales for the quarter and nine months ended June 30, 2003, respectively.

For the quarter ended June 30, 2003, the Company reported net income of $438,000 ($0.10 per basic and $0.07 per diluted share) after preferred stock dividends of $120,000. During the quarter ended June 30, 2003, the Company incurred expenses of approximately $307,000 related to the non-cash elimination of leasehold improvements and other expenses related to the closing of four store locations. The Company had net income of $1,510,000 ($0.35 per basic and $0.25 per diluted share), after preferred stock dividends of $67,000 for the same quarter of the prior fiscal year. The decrease in net income for the quarter ended June 30, 2003 is due in part to the impact of the reduction in net sales and gross profit due to the accelerated inventory sell-through as outlined in the business plan strategies discussed below, the operation of fewer store locations and the store closure expenses.


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For the nine month period ended June 30, 2003,  the Company  reported a net loss of $5,105,000, ($1.18 per basic and diluted share, respectively). This loss includes $360,000 in preferred stock dividends.

The Company had a net loss, prior to the cumulative effect of accounting change, of $1,667,000 ($0.39 per basic and diluted share) for the nine months ended June 30, 2002. As of October 1, 2001, the Company adopted SFAS 142, "Goodwill and Other Intangible Assets". Based on application of the provisions of SFAS 142, the Company incurred a non-cash, non-recurring charge of approximately $6,528,000, net of taxes. The charge eliminated the Company's goodwill accounts. Inclusive of the cumulative effect of accounting change, the Company's net loss for the nine months ended June 30, 2002 was approximately $8,262,000 ($1.90 per basic and diluted share) after preferred stock dividends of $67,000.

Mark Walton, President of Travis Boats, said, "The Company has worked aggressively to implement its business plan objectives and I am pleased that we are making meaningful progress on these key objectives. There remains a lot of work to do and we have begun the planning process for the next year. I am enthusiastic about the prospects ahead."

Key Initiatives -- Travis Boats & Motors, Inc. also has provided an update and status on various key initiatives.

Real Estate Borrowing Agreements -- Based on the Company's operating strategy and the significant equity in the appraised values versus loan amounts on the real estate, we have continued to focus on the potential refinance or sale/leaseback of several properties with the objective of refinancing all Hibernia real estate loans by the fall of 2003. Since March 2003, the Company has repaid three (3) real estate loans at Hibernia Bank totaling approximately $1.2 million with cash generated from operations. Efforts are underway to recoup the cash via new secured loans on the properties.

Several other properties are currently being marketed for sale/leasebacks and one property is under contract. This sale/leaseback is expected to generate cash proceeds of approximately $850,000, net of debt on the facility. If the other properties attain similar sale/leaseback terms to the property currently under contract, the Company would generate additional cash proceeds of $2.5 million, after debt repayment. Each of these listed properties is in a vibrant market area and the Company has received considerable interest from potential investors.


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Senior Inventory Borrowing  Agreements -- The Company's Senior Inventory Lenders
(the "Inventory Lenders") have continued to support Travis Boats and also the Company's continued execution of its business plan. The Company expects its performance to the plan to serve as the basis for the renewal of its Inventory Borrowing Agreements with terms providing the necessary time and flexibility for the Company to execute its strategy.

Business Plan -- as previously discussed in our Second Quarter Earnings Release, our Chairman, Richard Birnbaum, and Company management presented the plan to its key Inventory Lenders in mid April. The plan strategy included acceleration of the sell-through of prior year and discontinued inventory with the expected result being a short-term adverse effect on average retail prices and gross profits, offset by a significant improvement in working capital from its inventory borrowing base requirements. This sell-through, which began in February, has progressed favorably and continues to meet our plan objectives. As of June 30, 2003, we have sold approximately $14.5 million of non-current and aged inventory at reduced retail sales prices and gross margins. Management estimates that the sale of this targeted inventory at reduced retail prices and margins, versus the sale of our standard inventory packages accounted for a reduction of approximately $2.5 million in pre-tax profits for the three months ended June 30, 2003.

The strategy also contains initiatives in merchandising and several revenue enhancement opportunities. The merchandising strategy includes focusing on inventory turn improvement, product mix refinement and seasonal sales velocity by product category. Revenue opportunities include the review and benchmarking of all stores in the areas of parts, service and finance to leverage the best practices and achievements of our top producing stores. We believe the implementation of our strategy across all stores will provide significant opportunity for enhancing sales and operations.

Richard Birnbaum, Chairman of Travis Boats said, "Our team has done an excellent job of rapidly selling through a tremendous amount of non-current and aged inventory which had compounded in size over several seasons. The impact of these sales on the comps, margins, and net income for our June 2003 quarter should not be under estimated. To a lesser extent, I was disappointed that we missed some sales opportunities in the important weeks prior to the July 4 holiday as various product shortages resulted due to ordering restraints we had to deal with last winter and this spring. We are in the process of revamping our merchandising ordering systems and remain focused on several additional opportunities to improve customer service, training and execution."

The Company will host a Conference Call at 9:00 am Central Standard Time on Monday, August 4, 2003 to discuss the Results of Operations and the status of Key Initiatives. The call in number is (212) 346-7490 and the code for entry is 21155996. A replay of the conference call will be available through midnight on Wednesday, August 6, 2003. The replay is accessible by calling (800) 633-8284 and the required reservation code is #21155996.

Travis Boats & Motors, Inc., is a leading multi-state superstore retailer of recreational boats, motors, trailers and related marine accessories in the southern United States. The Company operates 30 store locations in Texas, Arkansas, Oklahoma, Louisiana, Alabama, Tennessee, Mississippi, Georgia and Florida under the name Travis Boating Center. The Company's website is www.travisboatingcenter.com .

     TRAVIS BOATS & MOTORS, INC. and SUBSIDIARIES
     Unaudited Financial Highlights
     (in thousands, except share and store data)

                                  Three Months Ended       Nine Months Ended
                                        June 30,                June 30,
                                    2003        2002        2003        2002

    Net sales                   $  53,129   $  67,825   $ 109,149   $ 135,879
    Cost of goods sold             42,136      52,614      87,049     106,134

    Gross profit                   10,993      15,211      22,100      29,745

    Selling, general
     and administrative             8,704      10,850      24,682      27,380
    Store closing expense             307         ---         307         ---
    Depreciation and amortization     598         625       1,863       1,868
                                    9,609      11,475      26,852      29,248


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    Operating income/(loss)         1,384       3,736      (4,752)        497
    Interest expense                 (872)     (1,054)     (2,614)     (3,208)
    Other income/(expense)             46        (178)         88          66

    Income/(loss) before income taxes, and cumulative effect of
     accounting change                558       2,504      (7,278)     (2,645)
    Income tax
     (provision)/ benefit             ---        (927)      2,533         978

       Net income/(loss) before
        cumulative effect of
        accounting change       $     558   $   1,577   $  (4,745)  $  (1,667)

    Cumulative effect of
     accounting change,
     net of taxes of $2,281           ---         ---         ---      (6,528)

       Net income/(loss)        $     558   $   1,577   $  (4,745)  $  (8,195)

    Preferred Stock dividends        (120)        (67)       (360)        (67)
       Net income/(loss)
        attributable to
        common shareholders     $     438   $   1,510   $  (5,105)  $  (8,262)
    Earnings/(loss) per share Basic:
     Net income/(loss) before
     preferred stock dividends
     and cumulative effect
     of accounting change, net       0.13        0.36       (1.10)      (0.39)
    Preferred stock dividends       (0.03)      (0.01)      (0.08)      (0.01)


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    Cumulative effect of
     accounting change, net           ---         ---         ---       (1.50)
       Net income/(loss)        $    0.10   $    0.35   $   (1.18)  $   (1.90)
       Diluted:
    Net income/(loss) before
     preferred stock dividends
     and cumulative effect of
     accounting change, net          0.07        0.25       (1.10)      (0.39)
    Preferred stock dividends         ---         ---       (0.08)      (0.01)
    Cumulative effect of
     accounting change, net           ---         ---         ---       (1.50)
       Net income/(loss)        $    0.07   $    0.25   $   (1.18)  $   (1.90)

    Weighted average common
     shares outstanding         4,313,243   4,345,657   4,324,232   4,349,742
    Weighted average dilutive
     common shares outstanding  8,094,653   6,524,013   4,324,232   4,349,742

    Supplemental Data - Unaudited
    Cash                        $   4,014   $   8,961
    Inventory (net)             $  39,262   $  61,667
    Revolving/Inventory debt    $  39,687   $  58,432
    Stores open at end of period       30          35

Cautionary Statement for purposes of the Safe Harbor Provisions of the 1995 Private Securities Litigation Reform Act. The statements in this document or in documents incorporated by reference herein that are not historical facts are forward-looking statements as that term is defined in Section 21E of the Exchange Act that involve a number of risks or uncertainties. The actual results of the future events, including expectations of fiscal 2003 revenue and earnings, and expectations of alternative capital sources or ability to generate sufficient cash flow for operations could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: the impact of seasonality and weather, general economic conditions and the level of discretionary consumer spending, and the Company's ability to restructure to stop operating losses. These and numerous


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other risk factors were  identified  in the Report on Form 10-K filed for fiscal year 2002 and other documents filed of record.

     Contact:  Michael B. Perrine
               Chief Financial Officer
               (512) 347-8787 Ext 119

SOURCE Travis Boats & Motors, Inc.

Michael B. Perrine, Chief Financial Officer of Travis Boats &
Motors, Inc., +1-512-347-8787, Ext. 119
http://www.travisboatingcenter.com

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